                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF


                             ADVANCE PARADIGM, INC.


        ADVANCE PARADIGM, INC. a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1. The name of the Corporation is Advance Paradigm, Inc. The Corporation was originally incorporated under the name "Advance Pharmacy Services, Inc." and filed its original Certificate of Incorporation (the "Original Certificate") with the Secretary of State of the State of Delaware on July 27, 1993. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 1996. A Certificate of Merger, whereby Advance Health Care, Inc. merged with and into the Corporation, was filed with the Secretary of State of the State of Delaware on October 11, 1996. A first Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 11, 1996. A second Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 1999 (the Amended and Restated Certificate of Incorporation, as so amended by the first and second Certificate of Amendment, the "First Certificate"). A Certificate of Designations of Series A-1 11% Preferred Stock, a Certificate of Designations of Series A-2 11% Preferred Stock, and a Certificate of Designations of Series B Convertible Preferred Stock were filed with the Secretary of State of the State of Delaware on October 2, 2000.

        2. This Second Amended and Restated Certificate of Incorporation (this "Certificate"), which amends, restates and supersedes the provisions of the First Certificate as originally filed and thereafter amended as described in paragraph 1 above, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

        3. Capitalized terms used in this Certificate shall have the meaning given to such terms in Article IV.

        4. The text of the First Certificate, as amended, is hereby amended, restated and superseded to read in its entirety as follows:


                                   ARTICLE I

                                      NAME
                                      ----

        The name of the Corporation is AdvancePCS.

                                   ARTICLE II

                                REGISTERED OFFICE
                                -----------------

        The address of the registered office of the Corporation in the State of Delaware is 2711 Fentonville Road, Suite 400,Wilmington. The name of its registered agent is Prentiss-Hall Corporation System, Inc.

                                  ARTICLE III

                                    PURPOSES
                                    --------

        The purpose for which the Corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the DGCL.

                                   ARTICLE IV

                                   DEFINITIONS
                                   -----------

        The capitalized terms used in any exhibit hereto shall have the meanings given to them in such exhibit. The following terms, as used in this Certificate, shall have the following meanings:

               "Additional Shares of Common Stock" means all shares of Common Stock issued or sold by the Corporation after the Effective Date, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock: (i) issued upon the conversion or exchange of any series or class of Capital Stock issued and outstanding on the Effective Date into another series or class of Capital Stock of the Corporation without any additional consideration to the Corporation by the holder thereof, including shares of Common Stock issued upon conversion of any shares of Series A Preferred Stock into any class or series of Common Stock; (ii) issued upon conversion of Class B-1 Common Stock or Class B-2 Common Stock into Class A Common Stock; (iii) issued upon exercise of options granted to employees, consultants, officers or directors of the Corporation pursuant to any stock option plan, in effect on the Effective Date; (iv) issued upon exercise of the Senior Subordinated Notes Warrants; and (v) issued upon the exercise of the Management Options.

               "Affiliate" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. Control of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 20% of the voting power in the election of directors of such Person (or other persons or bodies performing similar functions).

               "Board of Directors" means the board of directors of the Corporation.

               "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental action to be closed.

               "By-Laws" means the by-laws of the Corporation as in effect from time to time.

               "Capital Stock" means (i) all shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation, including each class or series of Common Stock or Preferred Stock, and (ii) any option, warrant or other arrangement representing the right to purchase or otherwise acquire any of the foregoing, including any securities convertible or exchangeable into any of the foregoing.

               "Certificate" has the meaning given in paragraph 2 of the Introduction.

               "Class A Common Stock" has the meaning given in Section 5.1.

               "Class A Directors" means those persons designated as the initial Class A Directors as contemplated by the Stockholders Agreement and such other persons elected as Class A Directors pursuant to Article VIII. Only a person who is an officer or employee of the Corporation or its Subsidiaries shall be qualified for election as, and to serve as, a Class A Director.

               "Class B Common Stock" means the Class B-1 Common Stock and the Class B-2 Common Stock.

               "Class B-1 Common Stock" has the meaning given in Section 5.1.

               "Class B-2 Common Stock" has the meaning given in Section 5.1.

               "Class B Directors" means the Class B-1 Directors and the Class B-2 Directors.

               "Class B-1 Directors" means those persons serving as Class B-1 Directors on the Effective Date pursuant to Section 10(f) of the Series B Certificate of Designations and such other persons elected by holders of Class B-1 Common Stock pursuant to Article VIII.

               "Class B-2 Directors" means (i) so long as shares of Series A-2 Preferred Stock are outstanding, those persons serving as Class B-2 Directors pursuant to Section 10(c) of the Series A-2 Certificate of Designations and (ii) following the conversion of Series A-2 Preferred Stock into Class B-2 Common Stock, such other persons elected by holders of Class B-2 Common Stock pursuant to Article VIII.

               "Class C Directors" means those persons designated as the initial Class C Directors as contemplated by the Stockholders Agreement and such other persons elected as Class C Directors pursuant to Article VIII. Only a person who qualifies as an independent director of the Corporation shall be qualified for election as, and to serve as, a Class C Director. Independent director shall have the meaning given to it, (i) if the Nasdaq National Market is the principal national securities market or quotation system on which the Class A Common Stock is listed, authorized for trading or quoted, in the rules of the Nasdaq National Market as in effect from time to time, or (ii) if the Nasdaq National Market is not the principal national securities exchange or quotation system on which the Class A Common Stock is listed, authorized for trading or quoted, in the rules or regulations of the national securities exchange or quotation system on which the Class A Common Stock is listed, authorized for trading or quoted.

               "Class D Director" means the person designated as the initial Class D Director as contemplated by the Stockholders Agreement and such other persons elected as the Class D Director pursuant to Article VIII.

               "Class D Termination Date" means the later of (a) October 2, 2002 and (b) the earlier to occur of (i) the holders of Series A-2 Preferred Stock and Class B Common Stock having the right to elect or designate, in the aggregate, two or less Class B Directors pursuant to Article VIII and the Series A-2 Certificate of

        Designations and (ii) the sum of the Current Class B-1 Amount and the Current Class B-2 Amount, representing, in the aggregate, less than 50% of the Initial Class B Amount.

               "Common Stock" means the Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock.

               "Consolidated Cash Flow" has the meaning given to such term in the indenture for the Senior Subordinated Notes.

               "Consolidated Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net of the effect of all payments made or received pursuant to hedging obligations and excluding amortization of deferred financing costs, plus (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period, plus (iii) any interest expense on Indebtedness of another Person that is guaranteed by that Person or any of its Subsidiaries or secured by a mortgage, lien, pledge, charge, encumbrance or other security interests on assets of such Person or any of its Subsidiaries.

               "Conversion" means a Mandatory Conversion or an Optional Conversion.

               "Conversion Date" means (i) in the case of an Optional Conversion, the date on which the certificates for shares of Class B Common Stock to be converted in such Optional Conversion are surrendered to the Corporation and (ii) in the case of a Mandatory Conversion, the date on which the Prohibited Transfer resulting in such Mandatory Conversion or the Mandatory Conversion Event occurs.

               "Conversion Ratio" has the meaning given in Section 5.3.7(c).

               "Convertible Securities" means any evidences of indebtedness, shares (other than shares of Common Stock) or other securities that, by their terms, are directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

               "Corporation" has the meaning given in the Introduction.

               "Current Class B-1 Amount" means, as of any date of determination, (i) the number of shares of Class B-1 Common Stock issued and outstanding on such date; plus (ii) the number of shares of Class B-1 Common Stock issuable upon the conversion on such date of all of the shares of Series A-1 Preferred Stock issued and outstanding on such date pursuant to the Series A-1 Certificate of Designations.

               "Current Class B-2 Amount" means, as of any date of determination, (i) if shares of Series A-2 Preferred Stock are issued and outstanding as of such date, the number of shares of Class B-2 Common Stock issuable upon the conversion on such date of all of the shares of Series A-2 Preferred Stock issued and outstanding on such date pursuant to the Series A-2 Certificate of Designations, and (ii) otherwise, the number of shares of Class B-2 Common Stock issued and outstanding on such date.

               "Current Market Price" means, as of any date, the average of the daily Market Prices of the Class A Common Stock for twenty consecutive trading days immediate-ly preceding such date.

               "DGCL" has the meaning given in paragraph 2 of the Introduction.

               "Director" means a member of the Board of Directors.

               "Effective Date" means the date of the filing of this Certificate with the Secretary of State of the State of Delaware.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "First Certificate" has the meaning given in paragraph 1 of the Introduction.

               "GAAP" means accounting principles and practices generally accepted from time to time in the United States as in effect on the Effective Date.

               "Indebtedness" has the meaning given to such term in the Senior Subordinated Notes Indenture.

               "Initial Class B Amount" means the Initial Class B-1 Amount plus the Initial Class B-2 Amount.

               "Initial Class B-1 Amount" means, as of any date of determination, the number of shares of Class B-1 Common Stock issuable upon the conversion of 65,854 shares of Series A-1 Preferred Stock and 84,146 shares of Series B

        Preferred Stock pursuant to the Series A-1 Certificate of
        Designations and the Series B Certificate of Designations, respectively, at the respective conversion ratios therefor in effect on the date of the initial filing of such certificates of designations with the Secretary of State of the State of Delaware pursuant to the DGCL (regardless of the number of shares of Series B Preferred Stock issued and outstanding on such date and assuming that this Certificate was in full force and effect on such date), in each case as adjusted for stock dividends and distributions, and subdivisions, combinations or consolidations of stock on or prior to such date of determination.

               "Initial Class B-2 Amount" means, as of any date of determination, the number of shares of Class B-2 Common Stock issuable upon the conversion of 125,000 shares of Series A-2 Preferred Stock pursuant to the Series A-2 Certificate of Designations at the conversion ratio therefor in effect on the date of the initial filing of the Series A-2 Certificate of Designations with the Secretary of State of the State of Delaware pursuant to the DGCL (assuming that this Certificate was in full force and effect on such date), in each case as adjusted for stock dividends and distributions, and subdivisions, combinations or consolidations of stock on or prior to such date of determination.

               "Interest Coverage Ratio" means, as of any date of determination, the ratio of Consolidated Cash Flow to Consolidated Interest Expense during the four-quarter period of the most recent four consecutive fiscal quarters ending prior to such determination date. In the event of any incurrence, assumption, guarantee, repayment, repurchase or redemption of any Indebtedness (other than ordinary working capital borrowings, excluding borrowings under the Senior Credit Facility) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date or event for which the calculation of the Interest Coverage Ratio is made (the "Calculation Date"), then the Interest Coverage Ratio shall be calculated giving effect to the incurrence, assumption, guarantee, repayment, repurchase or redemption of such Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

               "JLL" has the meaning given in Section 5.3.11.

               "Management Options" means options to purchase up to an aggregate of 1,790,000 shares of Common Stock at an initial exercise price of $20 per share issued to officers and employees on or before October 2, 2000.

               "Mandatory Conversion" has the meaning set forth in Section 5.3.7(b).

               "Mandatory Conversion Event" means the occurrence of both of the following: (i) the sum of the Current Class B-1 Amount and the Current Class B-2 Amount representing less than 10% of the Initial Class B Amount; and (ii) neither the holders of Class B Common Stock nor the holders of Series A-2 Preferred Stock being entitled to elect a Director pursuant to Article VIII or the Series A-2 Certificate of Designations, as the case may be.

               "Market Price" means: (a) with respect to any security, on any given day, (i) if such security is listed or authorized for trading on a national securities exchange, the last sale price of such security, regular way, on such date, or if no such sale takes place on such date, the average of the closing bid and asked prices thereof, on such date, in each case as officially reported on the principal national securities exchange on which such security is listed or authorized for trading,
        (ii) if such security is not listed or authorized for trading on a national securities exchange but is quoted on the Nasdaq National Market, (A) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (B) if such security is so traded, but no such last trade information is so reported, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, (iii) if such security is not listed or authorized for trading on a national securities exchange or the Nasdaq National Market or any comparable system but has a nationally recognized existing trading market, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or (iv) if such security is not listed or authorized for trading on a national securities exchange or the Nasdaq National Market or any comparable system and does not have a nationally recognized existing trading market, the fair value of such security as (A) determined by an agreement between the Corporation and the holders of a majority of the outstanding shares of Class B Common Stock or (B) if the Corporation and such holders fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by such holders, or (C) if the Corporation or such holders shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Corporation or such holders, as the case may be, determined solely by the firm so retained or (D) if the firms so retained by the Corporation and by such holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms; and (b) with respect to any other asset or property, the fair market value of such asset or property as (i) determined by an agreement between the Corporation and the holders of a majority of the outstanding shares of Class B Common Stock or (ii) if the Corporation and such holders fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by such holders, or (iii) if the Corporation or such holders shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Corporation or such holders, as the case may be, determined solely by the firm so retained or (iv) if the firms so retained by the Corporation and by such holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms.

               "New Securities" means any Capital Stock issued after the Effective Date by the Corporation for cash consideration, other than:
        (i) Capital Stock issued upon the conversion or exchange of any series or class of Capital Stock issued and outstanding on the Effective Date into another series or class of Capital Stock of the Corporation without any additional consideration to the Corporation by the holder thereof;
        (ii) shares of Class B Common Stock issued upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock into Class B Common Stock; (iii) Capital Stock issued upon conversion of any Class B Common Stock into Class A Common Stock; (iv) dividends or distributions payable in Capital Stock effected in accordance with Section 5.3.3; (v) Capital Stock issued upon the exercise of options or warrants that have been issued prior to, and are outstanding as of, the Effective Date, including the Management Options and the Senior Subordinated Notes Warrants; (vi) Capital Stock issued to employees, consultants, officers or directors of the Corporation pursuant to any stock option plan in effect on October 2, 2000 and consistent with past practice or adopted after October 2, 2000; (vii) Capital Stock issued to holders of Series A Preferred Stock pursuant to the exercise by such holders of their preemptive rights contained in the applicable Series A Certificate of Designations; and (viii) Capital Stock issued to customers in the ordinary course of business consistent with past practice, subject to a maximum amount in any fiscal year of the Corporation, equal or equivalent to (A) 0.5% of the weighted average number of issued and outstanding shares of Common Stock during such fiscal year plus (B) the number of shares permitted under clause (A) for any fiscal year ending after October 2, 2000 but not previously expended.

               "Non-Class B Directors" means any Director who is neither a Class B-1 Director nor a Class B-2 Director.

               "Optional Conversion" has the meaning set forth in Section 5.3.7(a).

               "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities. For avoidance of doubt, it is stipulated that rights, options or warrants to subscribe for, purchase or otherwise acquire the shares of Common Stock referred to in clause (iii) of the definition of Additional Shares of Common Stock are not Options.

               "Original Certificate" has the meaning given in paragraph 1 of the Introduction.

               "Permitted Transferee" has the meaning set forth in
        Section 5.3.11.

               "Person" means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

               "Preemptive Rights Notice" has the meaning given in Section 5.3.9(a).

               "Preemptive Rights Portion" has the meaning given in Section 5.3.9(a).

               "Preferred Stock" has the meaning given in Section 5.2.

               "Prohibited Transfer" means any Transfer of shares of Class B Common Stock not permitted by Section 5.3.11.

               "Restricted Holder" means a record holder of shares of Class B-1 Common Stock or Class B-2 Common Stock.

               "Senior Credit Facility" means the credit facilities evidenced by, and the loans and borrowings extended to the Corporation pursuant to the $825 million Senior Credit Agreement, dated as of October 2, 2000, among the Corporation, as borrower, the subsidiary guarantors parties thereto as subsidiary guarantors, the initial lenders, initial issuing bank and swing line bank named therein, Bank of America, N.A., as Collateral Agent and Administrative Agent, Bank One, N.A., as Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Book-Runner, Lead Arranger and Syndication Agent, and Bank of America Securities LLC, as Joint Book-Runner and Joint Lead Arranger, and any one or more deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof (including, without limitation, any amendment increasing the amount that may be borrowed thereunder) and any agreement providing therefor whether by or with respect to the same or any other agents, lenders, creditors or group of creditors (or any combination thereof) and including related notes, guarantee agreements, security agreements and other instruments executed in connection therewith.

               "Senior Subordinated Notes" means the Corporation's Senior Subordinated Notes due 2010 issued October 2, 2000 in the initial principal amount of $200,000,000 (the "initial notes") and any notes registered under the Securities Act that are issued in exchange for such notes, and any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof.

               "Senior Subordinated Notes Indenture" means the Indenture, dated as of October 2, 2000, between the Corporation and U.S. Trust of Texas. N.A., as trustee pursuant to which the Corporation's Senior Subordinated Notes due 2010 in the principal amount of $200,000,000 were issued, as the same may be amended from time to time.

               "Senior Subordinated Notes Warrants" means the warrants to purchase Class A Common Stock issued on October 2, 2000 to Rite Aid Corporation.

               "Series A Certificates of Designations" means the Series A-1 Certificate of Designations and the Series A-2 Certificate of Designations.

               "Series A-1 Certificate of Designations" means (i) prior to the Effective Date, the Certificate of Designations for the Series A-1 Preferred Stock filed pursuant to the DGCL with the Secretary of State of the State of Delaware on October 2, 2000, and (ii) following the Effective Date, Exhibit A hereto, in each case as amended, supplemented or restated from time to time.

               "Series A-2 Certificate of Designations" means (i) prior to the Effective Date, the Certificate of Designations for the Series A-2 Preferred Stock filed pursuant to the DGCL with the Secretary of State of the State of Delaware on October 2, 2000, and (ii) following the Effective Date, Exhibit B hereto, in each case amended, supplemented or restated from time to time.

               "Series A Preferred Stock" means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

               "Series A-1 Preferred Stock" means the Preferred Stock designated by the Board of Directors as Series A-1 11% Preferred Stock and having the powers, designations, preferences, and the relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Series A-1 Certificate of Designations.

               "Series A-2 Preferred Stock" means the Preferred Stock designated by the Board of Directors as Series A-2 11% Preferred Stock and having the powers, designations, preferences, and the relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Series A-2 Certificate of Designations.

               "Series B Certificate of Designations" means (i) prior to the Effective Date, the Certificate of Designations for the Series B Preferred Stock filed pursuant to the DGCL with the Secretary of State of the State of Delaware on October 2, 2000, and (ii) following the Effective Date, Exhibit C hereto, in each case as amended, supplemented or restated from time to time.

               "Series B Preferred Stock" means the Preferred Stock designated by the Board of Directors as Series B Convertible Preferred Stock and having the powers, designations, preferences, and the relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Series B Certificate of Designations. For avoidance of doubt, it is expressly stipulated that all issued and outstanding shares of Series B Preferred Stock will automatically be converted into Class B-1 Common Stock on the Effective Date, and thereafter such converted shares of Series B Preferred Stock shall have the status of authorized but unissued shares of Preferred Stock and the Series B Preferred Stock shall no longer be a designated series of Preferred Stock.

               "Stockholders' Agreement" means the Stockholders' Agreement, dated as of October 2, 2000, among the Corporation, Joseph Littlejohn & Levy Fund III, L.P., Rite Aid Corporation and the other Persons named therein, as the same may be amended, supplemented or restated from time to time.

               "Subsidiary" means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by a Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (A) the sole general partner or the managing general partner of which is the Person or a Subsidiary of that Person or (B) the only general partners of which are the Person or one or more Subsidiaries of that Person (or any combination thereof).

               "Transfer" means any direct or indirect (including, without limitation, through the transfer of a controlling interest in a transferee) sale, transfer, assignment, grant of participation interest in, option, pledge, hypothecation, encumbrance or other disposition.

               "Voting Default" means the taking of any of the actions set forth in clauses (i) through (ix) of Section 5.3.10(b) or any of the actions set forth in Section 5.3.10(c) in violation of the provisions of such sections.

               "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote generally for the election of directors (or other persons or bodies performing similar functions) of such Person.

                                   ARTICLE V

                                  CAPITAL STOCK
                                  -------------

        Section 5.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is _______ shares, consisting of (a) ________ shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (b) _____ shares of Class B-1 Common Stock, par value $.01 per share (the "Class B-1 Common Stock"), (c) ________ shares of Class B-2 Common Stock, par value $.01 per share (the "Class B-2 Common Stock"), and (d) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

        Upon the effectiveness of this Certificate pursuant to the DGCL (the "Effective Time"), each share of common stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall be reclassified, changed, converted and exchanged into one share of Class A Common Stock. From and after the Effective Time, stock certificates that immediately prior to the Effective Time represented such shares of common stock shall automatically and without the necessity of presenting the same for exchange, represent shares of Class A Common Stock.

        Section 5.2 Preferred Stock. Of the authorized Preferred Stock, ____________ shares are designated Series A-1 11% Preferred Stock (the "Series A-1 Preferred Stock"), ____________ shares are designated Series A-2 11% Preferred Stock (the "Series A-2 Preferred Stock"), and ___________ shares are designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The respective rights, preferences and powers, and the restrictions, qualifications and limitations thereon, granted to and imposed on the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock are set forth in Exhibits A, B and C, respectively, to this Certificate and incorporated herein by reference. Except for the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, all shares of Preferred Stock may be issued, from time to time, with such powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors in accordance with this Certificate and the DGCL.

        Section 5.3 Common Stock.

        5.3.1 Generally. Except as otherwise provided in this Certificate or as required by the DGCL, all shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers and preferences.

        5.3.2 Issuance of Class B Common Stock. Shares of Class B-1 Common Stock and Class B-2 Common Stock may only be issued upon the conversion of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, into Class B-1 Common or Class B-2 Common Stock, as applicable, in accordance with the applicable Series A Certificate of Designations or the Series B Certificate of Designations, as the case may be, or in accordance with this Section 5.3, and may not be issued for any other purpose.

        5.3.3 Dividends and Distributions. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared and paid thereon by the Board of Directors from time to time. The holders of the Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock shall be entitled to receive and to share equally and ratably, share and share alike, any such dividends and other distributions, subject to the following:

               (i) if the Conversion Ratio on the record date for payment of any such dividend or distribution is other than one, then the amount of such dividend or distribution allocated between the shares of Class A Common Stock, on the one hand, and the shares of Class B Common Stock, on the other hand, shall be adjusted to be proportionate based on the Conversion Ratio then in effect; and

               (ii) if the dividends or distributions that are declared are payable in shares of Common Stock, such dividends or distributions will be declared at the same rate on each such class of Common Stock, and the dividends or distributions payable to holders of Class A Common Stock will be paid in Class A Common Stock, the dividends or distributions payable to holders of Class B-1 Common Stock will be paid in Class B-1 Common Stock and the dividends or distributions payable to holders of Class B-2 Common Stock will be paid in Class B-2 Common Stock.

        5.3.4 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and distribution in full of preferential amounts (if any) to be distributed to the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock, Class B-1 Common Stock and Class B-2

Common Stock shall be entitled to share equally, on a share for share basis, in the remaining net assets of the Corporation available for distribution to the stockholders of the Corporation. Notwithstanding anything in the foregoing to the contrary, if the Conversion Ratio at the time of the liquidation, dissolution or winding up of the affairs of the Corporation is other than one, then the net assets of the Corporation allocated between the shares of Class A Common Stock, on the one hand, and the shares of Class B Common Stock, on the other hand, shall be adjusted to be proportionate based on the Conversion Ratio then in effect. Neither the consolidation nor the merger of the Corporation with or into any other Person, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 5.3.4.

        5.3.5 Subdivisions, Combinations or Consolidations of Common Stock. The Corporation may not subdivide, combine, consolidate or reclassify any class of Common Stock without subdividing, combining, consolidating or reclassifying each other class of Common Stock on an equal per share basis. Without limiting the generality of the foregoing:

               (i) in the event the outstanding shares of any class of Common Stock are subdivided or reclassified into a greater number of shares of Common Stock, then and in each such case the Corporation shall effect a corresponding subdivision or reclassification of the outstanding shares of each other class of Common Stock into a greater number of shares of each such class on an equal and proportionate basis; and

               (ii) in the event the outstanding shares of any class of Common Stock are combined, consolidated or reclassified into a lesser number of shares of such Common Stock, then and in each such case the Corporation shall effect a corresponding combination, consolidation or reclassification of the outstanding shares of each other class of Common Stock into a lesser number of shares of each such class on an equal and proportionate basis.

        5.3.6 Consolidation Merger, Sale of Assets, etc. In the event the Corporation (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) permits any other corporation or entity to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving corporation but, in connection with such consolidation or merger, the shares of any class of Common Stock are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) transfers all or substantially all of its properties or assets, directly or indirectly, to any other corporation or entity (other than to a wholly owned Subsidiary of the Corporation if such Subsidiary remains wholly owned by the Corporation after such transfer or any transaction or series of transactions related to such transfer), then, and in each such event, holders of each class of Common Stock shall be entitled to receive the stock and other securities, cash and property, if any, to be received as a result of any such transaction on an equal per share basis with the holders of each other class of Common Stock, except that if the Conversion Ratio at the time of any such transaction is other than one, then the stock and other securities, cash and property, to be allocated between the shares of Class A Common Stock, on the one hand, and shares of Class B Common Stock, on the other hand, shall be adjusted to be proportionate based on the Conversion Ratio then in effect.

        5.3.7 Conversion of Class B Common Stock.

        (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5.3.7, each holder of shares of Class B Common Stock may, at any time and from time to time, at such holder's election, convert any or all outstanding shares of Class B Common Stock of such holder into shares of Class A Common Stock (such conversion, an "Optional Conversion").

        (b) Mandatory Conversion. Subject to the provisions of this Section 5.3.7, (i) upon the occurrence of a Prohibited Transfer, all of the outstanding shares of Class B Common Stock being Transferred in such Prohibited Transfer shall automatically convert into shares of Class A Common Stock, and (ii) upon the occurrence of a Mandatory Conversion Event, all of the outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock (any such conversion, a "Mandatory Conversion").

        (c) Conversion Ratio. Upon any Optional Conversion or a Mandatory Conversion, the holder of the shares of Class B Common Stock being converted shall receive a number of shares of Class A Common Stock equal to the product of
(A) the number of shares of Class B Common Stock being converted and (B) the Conversion Ratio then in effect. The "Conversion Ratio" shall initially be one, and shall be subject to adjustment from time to time pursuant to Section 5.3.8.

        (d) Conversion Mechanics.

               (i) In the case of an Optional Conversion, the holder of the shares of Class B Common Stock to be converted shall surrender the certificate representing such shares at the principal office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on such Optional Conversion are to be issued in the same name as the name in which such shares of Class B Common Stock are registered, each share surrendered for such Optional Conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney. The Corporation shall not be obligated to issue certificates for shares of Class A Common Stock in any name other than the name or names set forth on the certificates for the shares of Class B Common Stock unless the requirements of the Stockholders' Agreement relating to the transfer of shares of Class B Common Stock have been complied with or waived by the Corporation.

               (ii) In the event of a Mandatory Conversion, (A) if such Mandatory Conversion is pursuant to clause (i) of Section 5.3.7(b), all shares of Class B Common Stock Transferred in the related Prohibited Transfer, and (B) if such Mandatory Conversion is pursuant to clause
        (ii) of Section 5.3.7(b), all outstanding shares of Class B Common Stock, shall be converted automatically without any further action by the holder or holders thereof and whether or not the certificates representing such shares are surrendered at the office of the Corporation. The Corporation shall issue certificates representing the shares of Class A Common Stock issuable upon such Mandatory Conversion upon the surrender of certificates representing the corresponding shares of Class B Common Stock, in the same name as the name in which such shares of Class B Common Stock are registered.

               (iii) Notwithstanding clause (i) or (ii) of this Section 5.3.7(d), if the holder of any share or shares of Class B Common Stock certifies to the Corporation that the certificates representing such share or shares have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates (and, if requested by the Corporation, posts a customary bond reasonably satisfactory to the Corporation to cover such loss), then the Corporation shall issue certificates representing the Class A Common Stock issuable upon any Optional Conversion or Mandatory Conversion, as the case may be, in the name of such holder.

               (iv) In connection with any Conversion, as promptly as practicable after the delivery by a holder of shares of Class B Common Stock of the certificates for shares of Class B Common Stock (or in the case of a lost certificate, the certification, the agreement and, if requested, posting of the bond described in clause (iii) of this Section 5.3.7(d)), the Corporation shall issue and shall deliver to such holder, or, on the holder's written order, to the holder's transferee, (A) a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the Conversion of such shares in accordance with the provisions of this Section 5.3.7, (B) any cash adjustment required pursuant to Section 5.3.7(g), and (C) in the event of an Optional Conversion in part, a certificate or certificates for the whole number of shares of Class B Common Stock not being so converted.

               (v) Each Conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date. The Person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such Conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time on the applicable Conversion Date and such Conversion shall be into a number of whole shares of Class A Common Stock equal to the product of the number of shares of Class B Common Stock surrendered multiplied by the Conversion Ratio in effect on the applicable Conversion Date. All shares of Class A Common Stock delivered upon conversion of the Class B Common Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens, pledges and other security interests and not subject to any preemptive rights. As of the effective time of such Conversion, the shares of Class B Common Stock to be so converted will no longer be deemed to be outstanding and all rights of a holder with respect to such shares so converted shall immediately terminate, except the right to receive the Class A Common Stock and other amounts payable pursuant to this Section 5.3.7 and, in the event of an Optional Conversion in part, a certificate or certificates representing the shares of Class B Common Stock not converted.

        (e) Reservation of Shares; Compliance with Laws. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class A Common Stock as shall be required for the purpose of effecting Conversions of Class B Common Stock (including the Conversion of all shares of Class B Common Stock issuable from time to time upon conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock). Prior to the delivery of any Class A Common Stock that the Corporation is obligated to deliver upon an Optional Conversion or Mandatory Conversion, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

        (f) Transfer Taxes, etc. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock upon any Conversion, other than any tax payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the Class B Common Stock to be converted. The Corporation shall have the right not to issue or deliver any shares of Class A Common Stock in a name other than that of the holder of the Class B Common Stock to be converted unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

        (g) No Fractional Shares. No fractions of shares of Class A Common Stock shall be required to be issued to a holder in connection with a Conversion. In lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Class A Common Stock on the Conversion Date.

        (h) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.3.7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the holders of the Class B Common Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of Class A Common Stock on any Conversion, free of all preemptive rights, and (ii) will not take any action which results in any adjustment of the applicable Conversion Ratio if the total number of shares of Class A Common Stock issuable after the action upon the Conversion of all of the Class B Common Stock (including the Conversion of all shares of Class B Common Stock issuable from time to time upon conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock) will exceed the total number of shares of Class A Common Stock then authorized by this Certificate of Incorporation and available for the purpose of issuance upon such Conversion.

        5.3.8 Adjustments to Conversion Ratio.

        (a) Adjustment of Conversion Ratio Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Effective Date, issues or sells Additional Shares of Common Stock for a consideration per share less than the Current Market Price in effect immediately prior to such issuance or sale, then and in each such event, the Conversion Ratio shall be adjusted, concurrently with such issue or sale, by multiplying the Conversion Ratio then in effect by a fraction, (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (B) the number of shares of Additional Shares of Common Stock so issued or sold, and (ii) the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus
(B) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Current Market Price in effect immediately prior to such issuance or sale. The provisions of this Section 5.3.8(a) shall not apply to any issuance or sale of Additional Shares of Common Stock subject to the provisions of Sections 5.3.3 or 5.3.5.

        (b) Issuances of Securities Deemed Issuances of Additional Shares of Common Stock. In the event (x) the Corporation at any time after the Effective Date shall issue, sell or grant any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities and (y) the consideration per share for the Additional Shares of Common Stock issuable upon the exercise of such Options, or in the case of Convertible Securities, the conversion or exchange of such Convertible Securities shall be less than the Current Market Price in effect immediately prior to such issue, sale or grant, or such record date, as the case may be, then, and in each such case, (A) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be issuances of Additional Shares of Common Stock issued as of the time of such issue, sale or grant or, in case such a record date shall have been fixed, as of the close of business on such record date, and (B) the Conversion Ratio shall be adjusted in accordance with Section 5.3.8(a) on the date of and immediately prior to such issue, sale or grant, or the record date, as the case may be. In any such case in which Additional Shares of Common Stock are deemed to be issued or sold pursuant to this Section 5.3.8(b):

               (1) no further adjustment in the applicable Conversion Ratio shall be made upon the subsequent issuance of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the adjustments to the Conversion Ratio computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed (and the Conversion Ratio shall automatically be adjusted as so recomputed) to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are outstanding at such time; and

               (3) no readjustment pursuant to the preceding clause (2) shall have the effect of decreasing the applicable Conversion Ratio to an amount which is less than the higher of (A) the applicable Conversion Ratio on the original adjustment date and (B) the applicable Conversion Ratio that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

The consideration per share deemed to be received by the Corporation for Additional Shares of Common Stock relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, actually received by the Corporation as consideration for the issuance, sale, grant or assumption of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating to such Options or Convertible Securities without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities, by (y) the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

        (c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Ratio pursuant to this
Section 5.3.8, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock and Class B Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock, or any Options or Convertible Securities, as the case may be, issued or sold or deemed to have been issued,
(ii) the number of shares of Common Stock outstanding or deemed to be outstanding, and (iii) the applicable Conversion Ratio in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Corporation shall, upon the written request at any time of any holder of shares of Series A Preferred Stock or Class B Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the applicable Conversion Ratio at the time in effect, and showing how it was calculated, and
(ii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon a Conversion. At the request of the holders of a majority of the then outstanding Class B Common Stock, the Corporation will have the certificates referred to in this Section 5.3.8(c) prepared and delivered by an internationally recognized independent accounting firm.

        5.3.9 Preemptive Rights.

        (a) The Corporation shall provide each holder of Class B Common Stock with a written notice (a "Preemptive Rights Notice") of any proposed issuance by the Corporation of any New Securities at least 30 days prior to the proposed issuance date. Such notice shall specify the price at which the New Securities are to be issued and the other material terms of the issuance. Each holder of Class B Common Stock shall be entitled to purchase, at the price and on the terms at which such New Securities are proposed to be issued and specified in such Preemptive Rights Notice, such holder's Preemptive Rights Portion of such class of the New Securities proposed to be issued. "Preemptive Rights Portion" means the pro rata portion of New Securities proposed to be issued by the Corporation, which amount shall, for each holder of Class B Common Stock, be based upon the ratio of (i) the number of shares of Class A Common Stock into which such holder's Class B Common Stock would be convertible immediately prior to the issuance of the New Securities to (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the issuance of the New Securities (assuming the conversion of all securities convertible into, and the exercise of all options, warrants or other arrangements representing the right to purchase or otherwise acquire any shares of Common Stock).

        (b) A holder of Class B Common Stock may exercise its rights under this
Section 5.3.9 by delivering written notice of its election to purchase New Securities to the Corporation within 15 days of receipt of the Preemptive Rights Notice. A delivery of such a written notice (which notice shall specify the amount of New Securities to be purchased by the holder submitting such notice) by such holder shall constitute a binding agreement of such holder to purchase, at the price and on the terms specified in the Preemptive Rights Notice, the number of New Securities specified in such holder's written notice.

        (c) In the case of any issuance of New Securities, the Corporation shall have 90 days from the date of the Preemptive Rights Notice to consummate the proposed issuance of any or all of such New Securities which the holders of Class B Common Stock have not elected to purchase at the price and upon terms that are not materially less favorable to the Corporation than those specified in the Preemptive Rights Notice. At the consummation of such issuance, the Corporation shall issue certificates representing the New Securities to be purchased by each holder of Class B Common Stock exercising preemptive rights pursuant to this Section 5.3.9 registered in the name of such holder, against payment by such holder of the purchase price for such New Securities. If the Corporation proposes to issue such New Securities after such 90-day period, it shall again comply with the procedures set forth in this Section 5.3.9.

        (d) Other than as provided in this Certificate with respect to the Class B Common Stock or Series A Preferred Stock or as specifically authorized in the certificate of designation establishing the terms of any other series of Preferred Stock or in an agreement approved by the Board of Directors, no holder of shares of any class or series of capital stock shall be entitled to any preemptive or preferential right to purchase or subscribe to the Capital Stock.

        5.3.10 Voting Rights.

        (a) General. Except as otherwise provided in this Certificate or required by law, (i) the holders of the Common Stock shall be entitled to vote on all matters requiring stockholder action, each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote and each share of Class B Common Stock shall entitle the holder thereof to a number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Class A Common Stock into which such share of Class B Common Stock is convertible on the record date for such vote, and (ii) the holders of the Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall vote together as one class on all such matters. Notwithstanding the foregoing, unless otherwise required by law, (i) except as set forth in Sections 5.3.10(b) and 5.3.10(c) with respect to holders of Class B Common Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that only alters or changes the powers, preferences, rights or other terms of one or more outstanding series or class of Preferred Stock if the holders of such series or class of Preferred Stock are entitled to vote or consent, either separately or together with the holders of one or more other such series or classes of Preferred Stock, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL, (ii) holders of Class A Common Stock, as such, shall not be entitled to vote on any matter submitted to a vote of the holders of Class B Common Stock pursuant to Sections 5.3.10(b) and 5.3.10(c),
(iii) holders of Class A Common Stock and Class B Common Stock shall be entitled to vote for Directors only as set forth in Article VIII below, and (iv) holders of Common Stock, as such, shall not be entitled to vote on or consent to any matter submitted to a vote of any series of Preferred Stock in which the holders of such series of Preferred Stock, either separately or together with any other series of Preferred Stock, are entitled to vote pursuant to this Certificate or a certificate of designations of a series of Preferred Stock, unless otherwise provided in such certificate of designations.

        (b) Matters Subject to Approval of Holders of Class B Common Stock. In addition to any other voting rights provided in this Certificate or required by law, the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock voting or consenting, as the case may be, together as a separate class shall be required for the Corporation to:

               (i) amend or repeal any provision of, or add any provision to, this Certificate or the By-Laws so as to affect adversely the powers, rights, preferences including, without limitation, the conversion rights (including the Conversion Ratio) or voting rights, of the shares of Class B-1 Common Stock or Class B-2 Common Stock;

               (ii) amend or repeal any provision of, or add any provision to, either of the Series A Certificates of Designations;

               (iii) authorize the issuance of or issue any additional shares of Class B-1 Common Stock or Class B-2 Common Stock, other than upon the conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, or pursuant to the provisions of Section
        5.3.3. or Section 5.3.5;

               (iv) incur, or permit any of its Subsidiaries to incur, any Indebtedness (other than any Indebtedness under the Senior Credit Facility or the Senior Subordinated Notes) that would result in the Corporation having an Interest Coverage Ratio of less than 1.50:1.00; provided that such incurrence shall not constitute a violation of this clause (iv) unless the Indebtedness so incurred remains outstanding for at least 30 consecutive days following the initial incurrence thereof;

               (v) voluntarily file for bankruptcy, liquidation, dissolution or winding up of the Corporation;

               (vi) increase the number of Directors to more than eleven, unless
        (A) the holders of Class B-1 Common Stock are entitled to elect an additional Class B-1 Director pursuant to Section 8.4, (B) the holders of Class B-2 Common Stock are entitled to elect an additional Class B-2 Director pursuant to Section 8.4, (C) the holders of Series A-2 Preferred Stock are entitled to elect an additional Class B-2 Director pursuant to the Series A-2 Certificate of Designations, in which case the number of Directors may be increased by the number of such additional Directors as provided in this Certificate, or (D) such increase is otherwise permitted in this Certificate;

               (vii) have less than three employees or officers of the Corporation or its Subsidiaries serve as Directors (and in the event of any vacancy resulting from the death, disability, resignation, disqualification or removal of such a Director, not have another employee or officer promptly elected or appointed as a Director to fill such vacancy) as provided in this Certificate;

               (viii) modify or repeal any of the provisions of the By-Laws (A) requiring that the Board of Directors meet no less frequently than once in every calendar quarter, or (B) requiring that each committee of the Board of Directors (including any audit or compensation committee, but excluding any nominating committees for the nomination of Directors) have, as members, a proportional number of Class B-1 Directors and Class B-2 Directors, as a group (in relation to the total number of Directors), unless (1) such representation is prohibited by applicable law or rules of the Nasdaq National Market or such other national securities exchange upon which the Corporation's securities may be listed for trading from time to time, in which case such committees shall have, as members, the maximum number of Class B-1 Directors and Class B-2 Directors permitted by applicable law and rules of the Nasdaq National Market or such national securities exchange, or (2) the Class B-1 Directors and Class B-2 Directors - elect not to serve on any such committee or (C) relating to the number, election, powers or rights of Class B-1 Directors, Class B-2 Directors or Non-Class B Directors; or

               (ix) enter into any agreement with any Affiliate of the Corporation (other than Subsidiaries of the Corporation) involving amounts in excess of $5 million.

        (c) So long as the sum of the Current Class B-1 Amount and the Current Class B-2 Amount is equal to or greater than 25% of the Initial Class B Amount and equal to or greater than 5% of the total issued and outstanding shares of Common Stock (assuming the conversion of all securities convertible into, and the exercise of all options, warrants or other arrangements representing the right to purchase or otherwise acquire, any shares of Common Stock), in addition to any other voting rights provided in this Certificate or required by law, the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock voting or consenting, as the case may be, together as a separate class, shall be required for the Corporation to undertake, effect or consummate any transaction or series of transactions (i) described in clauses (i) through (iii) of Section 5.3.6,
(ii) involving a merger or consolidation of the Corporation with or into any Person, other than a merger or consolidation which would result in the Voting Stock of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent more than 50% of the combined voting power of the Voting Stock of the Corporation or the surviving entity or parent thereof outstanding immediately after such merger or consolidation or (iii) through which the Corporation causes a Change of Control to be effected.

        5.3.11 Transfer Restrictions. Any Transfer of shares of Class B Common Stock by a Restricted Holder to a Person other than a Permitted Transferee shall result in the automatic conversion (pursuant to Section 5.3.7(b)) into shares of Class A Common Stock of the shares of Class B Common Stock of such Restricted Holder so transferred.

The Corporation may, at its discretion, as a condition to the transfer or registration of transfer of Class B Common Stock to a purported Permitted Transferee, require the furnishing of affidavits or other proof as it deems reasonably necessary to establish that the proposed transferee is a Permitted Transferee. The term "Permitted Transferee" means, (a) with respect to a holder of Class B-1 Common Stock, (i) any direct or indirect Subsidiary of any Person who was a record holder of Series B Preferred Stock on the date of the initial filing of the Series B Certificate of Designations, (ii) any investment fund managed by Joseph Littlejohn & Levy, Inc., a Delaware corporation ("JLL"), (iii) any Person who is or becomes an investor in a fund managed by JLL including Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership, (iv) the heirs, executors, administrators, testamentary trustees or legatees of any individual who was a record holder of Series A-1 Preferred Stock or Series B Preferred Stock, (v) the spouses and the lineal descendants of any individual who owned shares of Series A-1 Preferred Stock or Series B Preferred Stock on the date of the initial filing of the Series A-1 Certificate of Designations and the Series B Certificate of Designations, and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only (A) an individual who was a holder of Series A-1 Preferred Stock or Series B Preferred Stock on the date of the initial filing of the Series A-1 Certificate of Designations and the Series B Certificate of Designations, and (B) the Persons referred to in clause (v), and (b) with respect to a holder of Class B-2 Common Stock, (i) any Subsidiary of such holder, (ii) Rite Aid Corporation, a Delaware corporation, and any direct or indirect Subsidiary of Rite Aid Corporation, and (iii) any Person who is an institutional lender acquiring such shares of Class B-2 Common Stock or a security interest therein or pledge thereof from any Person referred to in clause (ii) as security for Indebtedness of such Person referred to in clause (ii) (including any such acquisition upon foreclosure).

                                   ARTICLE VI

                                      TERM
                                      ----

        The Corporation is to have perpetual existence.

                                  ARTICLE VII

                            WINDING UP; RECEIVERSHIP
                            ------------------------

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE VIII

                           BOARD OF DIRECTORS; BY-LAWS
                           ---------------------------

        Section 8.1 General Powers. Except as otherwise expressly provided in this Certificate, the property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by the DGCL, this Certificate or the By-Laws, all of the powers of the Corporation shall be vested in the Board of Directors.

        Section 8.2 Number of Directors. The number of Directors of the Corporation shall initially be 11 and shall initially consist of three Class A Directors, two Class B-1 Directors, two Class B-2 Directors, three Class C Directors and one Class D Director. The number of Directors shall be subject to increase or decrease (i) as provided in this Certificate, (ii) pursuant to the terms of any Preferred Stock issued by the Corporation with the approval of a majority of the Class A Directors, a majority of the Class C Directors, and all of the Class B Directors, or (iii) as otherwise may be determined by the unanimous approval of the Board.

        Section 8.3 Reduction in Number of Class B Directors.

        8.3.1 Reduction in Class B-1 Directors. Notwithstanding Section 8.2, if, at any time, (i) the Current Class B-1 Amount shall represent less than 50% of the Initial Class B-1 Amount, then the number of Class B-1 Directors shall be reduced by one and the term of the Class B-1-II Director shall automatically terminate, and (ii) the Current Class B-1 Amount shall represent less than 10% of the Initial Class B-1 Amount, then the number of Class B-1 Directors shall be reduced to zero Class B-1 Directors and the term of the Class B-1-I Director shall automatically terminate.

        8.3.2 Reduction in Class B-2 Directors. Notwithstanding Section 8.2, if, at any time after the second anniversary of the Effective Date, (i) the Current Class B-2 Amount shall represent less than 50% of the Initial Class B-2 Amount, then the number of Class B-2 Directors shall be reduced by one and the term of the Class B-2-II Director shall automatically terminate, and (ii) the Current Class B-2 Amount shall represent less than 10% of the Initial Class B-2 Amount, then the number of Class B-2 Directors shall be reduced to zero Class B-2 Directors and the term of the Class B-2-I Director shall automatically terminate.

        8.3.3 Reduction in Total Directors. Upon any reduction in the number of Class B-1 Directors or Class B-2 Directors pursuant to the terms of this Certificate, the total number of total Directors shall automatically be reduced by the number of the reduction in the number of Class B-1 Directors or Class B-2 Directors, as applicable.

        Section 8.4 Right of Holders to Elect Additional Directors. Notwithstanding Sections 8.2 or 8.3, if a Voting Default shall occur after the Effective Date and:

               (i) if there are shares of Class B-1 Common Stock issued and outstanding at the time of such Voting Default, then the total number of Directors shall be increased by one additional Director, which is hereby deemed to be a Class B-1 Director, and the total number of Directors constituting the Class B-1 Directors shall be automatically increased by one and (A) prior to the first annual meeting of stockholders after such Voting Default, such additional Director shall be designated by the Class B-1 Directors, and (B) at and following the first annual meeting of stockholders after the date of such Voting Default, such additional Director shall be elected by the holders of shares of Class B-1 Common Stock, voting or consenting separately as a single class; and

               (ii) if there are shares of Class B-2 Common Stock issued and outstanding at the time of such Voting Default, then the total number of Directors shall be increased by one additional Director, which is hereby deemed to be a Class B-2 Director, and the total number of Directors constituting the Class B-2 Directors shall be automatically increased by one and (A) prior to the first annual meeting of stockholders after such Voting Default, such additional Director shall be designated by the Class B-2 Directors, and (B) following the first annual meeting of stockholders after the date of such Voting Default, such additional Director shall be elected by the holders of shares of Class B-2 Common Stock voting or consenting separately as a single class.

        Any additional Directors elected pursuant to this Section 8.4 shall not be divided into classes pursuant to Section 8.5.6, the term of any such Director elected by holders of Class B-1 Common Stock shall automatically terminate when the number of Class B-1 Directors is reduced to zero pursuant to Section 8.3.1, and the term of any such Director elected by holders of Class B-2 Common Stock shall automatically terminate when the number of Class B-2 Directors is reduced to zero pursuant to Section 8.3.2.

        Section 8.5 Election of Directors.

        8.5.1 Class A Directors. Prior to each annual meeting of stockholders, the Corporation's nominees for Class A Directors standing for election at such meeting shall be nominated by a majority of the Non-Class B Directors then in office. The Class A Directors shall be elected by plurality vote of the holders of the shares of Class A Common Stock, voting or consenting (as the case may be) separately as a single class. Each Class A Director so elected shall at the time of such election be designated as a Class A-I Director, a Class A-II Director or a Class A-III Director, as applicable, and shall hold office as set forth in
Section 8.5.6.

        8.5.2 Class B-1 Directors. Prior to each annual meeting of stockholders, the Corporation's nominees for Class B-1 Directors standing for election at such meeting shall be nominated by a majority of the Class B-1 Directors then in office. The Class B-1 Directors shall be elected by plurality vote of the holders of the shares of Class B-1 Common Stock, voting or consenting (as the case may be) separately as a single class. Other than the Class B-1 Director elected or appointed pursuant to Section 8.4, each Class B-1 Director so elected, shall at the time of such election be designated as a Class B-1-I Director or a Class B-1-II Director, as applicable, and shall hold office as set forth in Section 8.5.6.

        8.5.3 Class B-2 Directors. Prior to each annual meeting of stockholders, the Corporation's nominees for Class B-2 Directors standing for election at such meeting shall be nominated by a majority of the Class B-2 Directors then in office. So long as there are any outstanding shares of Series A-2 Preferred Stock, the Class B-2 Directors shall be elected by holders of Series A-2 Preferred Stock pursuant to the Series A-2 Certificate of Designations. From and after the conversion of the Series A-2 Preferred Stock into Class B-2 Common Stock, the Class B-2 Directors shall be elected by plurality vote of the holders of the shares of Class B-2 Common Stock, voting or consenting (as the case may be) separately as a single class, present in person or by proxy at such meeting and entitled to vote on the election of Class B-2 Directors. Other than the Class B-2 Director elected or appointed pursuant to Section 8.4, each Class B-2 Director so elected shall at the time of such election be designated as a Class B-2-I Director or a Class B-2-II Director, as applicable, and shall hold office as set forth in Section 8.5.6.

        8.5.4 Class C Directors. Prior to each annual meeting of stockholders, the Corporation's nominees for Class C Directors standing for election at such meeting shall be nominated by vote of a majority of the Class A and Class C Directors then in office. The Class C Directors shall be elected by plurality vote of the holders of the shares of Class A Common Stock, voting or consenting (as the case may be) separately as a single class. Each Class C Director so elected shall at the time of such election be designated as a Class C-I Director, a Class C-II Director or a Class C-III Director, as applicable, and shall hold office as set forth in Section 8.5.6.

        8.5.5 Class D Director. Prior to each annual meeting of stockholders the record date for which is prior to the Class D Termination Date, the Corporation's nominee for the Class D Director shall be an individual designated by vote of (i) a majority of the Class A Directors then in office, and (ii) approved by all of the Class B Directors then in office, such approval not to be unreasonably withheld. The Class D Director shall be elected by plurality vote of the holders of the shares of Common Stock, voting together as a single class. Following the Class D Termination Date, the class of Class C Directors shall increase by one, the Class D Director then in office shall become a Class C Director and the class of Class D Director shall cease to exist.

        8.5.6 Classification by Term of Office. The Class A Directors shall be divided into three classes, designated Class A-I, Class A-II and Class A-III, with one Class A-I Director, one Class A-II Director and one Class A-III Director. The Class B-1 Directors shall be divided into two classes, designated Class B-1-I, and Class B-1-II, with one Class B-1-I and one Class B-1-II Director. The Class B-2 Directors shall be divided into two classes, designated Class B-2-I and B-2-II, with one Class B-2-I Director and one Class B-2-II Director. The Class C Directors shall be divided into three classes, designated Class C-I, Class C-II and Class C-III, with one Class C-I Director, one Class C-II Director and one Class C-III Director. The term of the initial Class A-I, Class B-1-I, Class B-2-I and Class C-I Directors shall terminate on the first annual meeting of stockholders of the Corporation following the Effective Date, the term of the initial Class A-II, Class B-1-II, Class B-2-II and Class C-II Directors shall terminate on the second annual meeting of stockholders of the Corporation following the Effective Date, and the term of the initial Class A-III, Class C-III Director and Class D Director shall terminate on the third annual meeting of stockholders of the Corporation following the Effective Date. At each annual meeting of stockholders of the Corporation, successors to the Directors whose terms expire at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as otherwise provided herein, a Director shall hold office until the annual meeting of stockholders for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        Section 8.6 Directors Elected by Holders of Preferred Stock. Notwithstanding anything in the foregoing to the contrary, except as provided herein with respect to the Class B-2 Directors elected by the holders of Series A-2 Preferred Stock pursuant to Section 8.5.3, the holders of any one or more series of Preferred Stock may have the right to elect Directors if the creation of such series of Preferred Stock was authorized by a majority of the Class A Directors, a majority of the Class C Directors and all of the Class

B Directors. The election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of any certificate of designations applicable thereto (authorized in accordance with the preceding sentence), and the Directors so elected shall not be divided into classes pursuant to Section 8.5.6.

        During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the terms of such series of Preferred Stock, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

        Section 8.7 Removal of Directors; Qualification. Subject to the rights, if any, of any class or series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office without cause only by the affirmative vote or consent of the holders of at least a majority of the votes represented by the shares then entitled to vote in the election of such Director.

        Section 8.8 Vacancies.

        (a) Except as otherwise provided in this Certificate with respect to the right of the holders of any class or series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled:

               (i) in the case of the Class A Directors, either (A) by the nomination by a majority of the remaining Class A and Class C Directors and election by the same stockholder vote as is required for the election of Class A and Class C Directors or (B) by the vote of a majority of the remaining Class A and Class C Directors then in office,

               (ii) in the case of the Class B-1 Directors, either (A) by the nomination by all of the remaining Class B-1 Directors and election by the same stockholder vote as is required for the election of Class B-1 Directors or (B) by the vote of all of the remaining Class B-1 Directors then in office,

               (iii) in the case of the Class B-2 Directors, either (A) by the nomination by all of the remaining Class B-2 Directors and election by the same stockholder vote as is required for the election of the Class B-2 Directors or (B) by the vote of all of the remaining Class B-2 Directors then in office,

               (iv) in the case of the Class C Directors, either (A) by the nomination by a majority of the remaining Class A and Class C Directors and election by the same stockholder vote as is required for the election of Class C Directors or (B) by the vote of the remaining Class A and Class C Directors then in office, and

               (v) in the case of the Class D Director (A) by the nomination by a majority of the Class A Directors, and approved by all of the Class B Directors then in office (such approval not to be unreasonably withheld), and election by the same stockholder vote as is required by the election of the Class D Director, or (B) by the vote of a majority of the Class A Directors, and approved by all of the Class B Directors then in office (such approval not to be unreasonably withheld).

        (b) Except as otherwise provided in this Certificate, any Director elected in accordance with Section 8.8(a) shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until such Director's earlier resignation or removal. Except as otherwise provided in this Certificate and subject to the rights (if any) of the holders of any series of Preferred Stock, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided that no decrease in the number of Directors may shorten the term of any incumbent Director (except as otherwise provided in Sections 8.3, 8.4, 8.5.5 and 8.6).

        (c) In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

        Section 8.9 By-Laws. Subject to applicable law and the right of the stockholders of the Corporation to adopt, amend or repeal the By-Laws of the Corporation the power to adopt, amend, or repeal the By-Laws of the Corporation shall be exercised by the Board of Directors of the Corporation.

        Section 8.10 Pertaining to the Chief Executive Officer. In addition to any other vote required by law, the affirmative vote of a majority of the Directors who are not Class A Directors shall be required for any decision of the Corporation regarding the appointment, removal or compensation of the Corporation's Chief Executive Officer, or any transaction between the Corporation (or any of its Subsidiaries) and the Corporation's Chief Executive Officer (or his or her Affiliates).

                                   ARTICLE IX

                              DIRECTORS' LIABILITY
                              --------------------

        To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

                                   ARTICLE X

                  INDEMNIFICATION OF DIRECTORS, OFFICERS, ETC.
                  --------------------------------------------

        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article X. The right to indemnification under this

Article X shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise. The Corporation may, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article X by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

                                   ARTICLE XI

                                   AMENDMENTS
                                   ----------

        From time to time any of the provisions of this Certificate may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and the provisions of this Certificate, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this
Article XI.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [_______], its [_______], this ____ day of ________________, ____.

                             ADVANCE PARADIGM, INC.


                                     By:  _____________________________
                                          Name:
                                          Title: